Contact:

Strategy

CJ (Chaitanya Jain)

Head of Investor Relations

ir@strategy.com

Strategy Acquires 250 BTC and Repurchases $192 Million of STRC

TYSONS CORNER, Va., October 12, 2026 - Strategy Inc (Nasdaq: STRF/STRC/STRK/STRD/MSTR; LuxSE: STRE) (“Strategy” or the “Company”), the largest institutional holder of bitcoin and the world’s first Bitcoin Treasury Company, today announced the following capital markets and capital management updates:

ATM Update

On October 12, 2026, Strategy announced an update with respect to sales made under its at-the-market offering program ("ATM") of the following securities:

	During Period October 5, 2026 to October 11, 2026			As of October 11, 2026
Security	Shares Sold	Notional Value (in millions) (1)	Net Proceeds (in millions) (2)	Available for Issuance and Sale (in millions)
STRF Stock	-	$-	$-	$1,619.3
10.00% Series A Perpetual Strife Preferred Stock
STRC Stock	-	$-	$-	$17,510.8
Variable Rate Series A Perpetual Stretch Preferred Stock
STRK Stock	-	$-	$-	$2,100.0
8.00% Series A Perpetual Strike Preferred Stock
STRD Stock	-	$-	$-	$4,014.8
10.00% Series A Perpetual Stride Preferred Stock
MSTR Stock	125,183	$-	$ 21.0 (3)	$18,807.6
Class A Common Stock
Total			$21.0

(1) The total face value of the shares of preferred stock sold, which is used to calculate dividends thereon.

(2) Net proceeds are presented net of sales commission.

(3) The net proceeds from MSTR Stock sales were used to fund bitcoin purchases.

BTC Update

On October 12, 2026, Strategy announced updates with respect to its bitcoin holdings:

During Period October 5, 2026 to October 11, 2026			As of October 11, 2026
BTC Purchased (1)	Aggregate Purchase Price (in millions) (2)	Average Purchase Price (2)	Aggregate BTC Holdings	Aggregate Purchase Price (in billions) (2)	Average Purchase Price (2)
250	$21.5	$86,194	848,250	$64.00	$75,444

(1) $21.0 million in bitcoin purchases were made using net proceeds from MSTR Stock sales and $0.5 million in bitcoin purchases were made using USD Cash.

(2) Aggregate and average purchase prices are inclusive of fees and expenses.

Repurchase Program Updates

On October 12, 2026, Strategy announced the following update with respect to its share repurchase programs for the following securities:

During Period October 5, 2026 to October 11, 2026
Security	Shares Repurchased	Aggregate Purchase Price (in millions)
STRF Stock (1)	-	$-
10.00% Series A Perpetual Strife Preferred Stock
STRC Stock (1)	1,932,145	$192.4
Variable Rate Series A Perpetual Stretch Preferred Stock
STRK Stock (1)	-	$-
8.00% Series A Perpetual Strike Preferred Stock
STRD Stock (1)	-	$-
10.00% Series A Perpetual Stride Preferred Stock
MSTR Stock (2)	-	$-
Class A Common Stock
Total	1,932,145	$192.4

(1) $354.8 million aggregate purchase price of Strategy's preferred stock remains available under its digital credit securities repurchase program.

(2) $1.0 billion aggregate purchase price of MSTR Stock remains available under Strategy's MSTR Stock repurchase program.

USD Reserve and USD Cash Updates

As part of its capital framework, Strategy maintains: (i) a U.S. dollar reserve (the "USD Reserve"), which is intended to support the payment of dividends on Strategy's preferred stock and interest on its outstanding indebtedness, and (ii) "USD Cash", which management maintains to deploy for broader general Bitcoin Treasury Company purposes, which may include acquiring bitcoin, expanding the USD Reserve, broader capital management uses, and other similar purposes.

During the period from October 5, 2026 to October 11, 2026, Strategy used $0.5 million of USD Cash to fund bitcoin purchases.

As of October 11, 2026, the balances of the USD Reserve and USD Cash were $4.88 billion and $640.5 million, respectively.

About Strategy

Strategy Inc (Nasdaq: STRF/STRC/STRK/STRD/MSTR; LuxSE: STRE) is the world’s first and largest Bitcoin Treasury Company. We pursue financial innovation strategies designed to generate value from our bitcoin holdings, including developing and issuing novel fixed-income instruments that provide investors varying degrees of economic exposure to bitcoin. In addition, we are an industry leader in AI-powered enterprise analytics software, advancing our vision of Intelligence Everywhere™. We believe our combination of active bitcoin-focused capital management and a scaled operating software business positions us for long-term value creation across both digital asset and enterprise analytics markets.

Strategy, MicroStrategy, and Intelligence Everywhere are either trademarks or registered trademarks of Strategy Inc in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners. For more information about Strategy, visit www.strategy.com.